Exhibit 99.4

Please note that the following is an unofficial English summary translation of the original Japanese text of the securities registration statement of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

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Document Submitted:	Securities Registration Statement

Submitted to:	The Director-General of the Kanto Local Finance Bureau

Filing Date:	April 12, 2013

Company Name (Japanese):	Kabushiki Kaisha IR Japan

English Name:	IR Japan, Inc.

Name and Title of Representative:	Shirou Terashita, Representative Director, President and CEO

Location of Head Office:	2-3, Kita-Aoyama 1-chome, Minato-ku, Tokyo

Telephone Number:	03-3796-1120 (main number)

Name of Contact Person:	Yutaka Fujiwara, Unit Head of the Accounting and Administration Unit

Nearest Place of Contact:	2-3, Kita-Aoyama 1-chome, Minato-ku, Tokyo

Telephone Number:	03-3796-1120 (main number)

Name of Contact Person:	Yutaka Fujiwara, Unit Head of the Accounting and Administration Unit

Type of Offered Securities to be Registered:	Certificates for stock acquisition rights

Amount of Primary Offering to be Registered:	Shareholder allotment: 0 yen

Note:  As the stock acquisition rights will be allotted by the method of allotment of stock acquisition rights without contribution pursuant to Article 277 of the Companies Act, the total issue price of a stock acquisition right will be 0 yen.

The total sum of the total issue price of the stock acquisition rights and the total amount to be paid upon exercise of the stock acquisition rights:

1,012,212,000 yen

Note:  The total sum of the total issue price of the stock acquisition rights and the total amount to be paid upon exercise of the stock acquisition rights as stated above represents an estimated amount calculated based on the total number of issued shares of the Company (excluding the number of the Company’s treasury shares of common stock) as of April 12, 2013. If the stock acquisition rights are not exercised during their exercise period, the total sum of the total issue price of the stock acquisition rights and the total amount to be paid upon exercise of the stock acquisition rights will decrease.

Matters relating to Stabilization Operation:	Not applicable.

Place for Public Inspection:	Osaka Securities Exchange Co., Ltd. (8-16, Kitahama 1-chome, Chuo-ku, Osaka City)

PART I.	Securities Information

ITEM 1.	Terms and Conditions of Primary Offering

1.	Certificate for Stock Acquisition Rights to be Issued

(1)	Terms and Conditions of Primary Offering

Number of stock acquisition rights to be issued	1,687,029 Units (Note 6)

Total issue price	0 yen

Issue price	0 yen

Application fee	Not applicable.

Application unit	Not applicable.

Application period	Not applicable.

Application deposit	Not applicable.

Application handling agent	Not applicable.

Payment date	Not applicable.

Allotment date	April 24, 2013

Payment handling bank	Not applicable.

Note:

1.	Date of resolution by the Board of Directors

The issuance of the stock acquisition rights No. 1 of the Company (the “Stock Acquisition Rights”) was resolved at the meeting of the Board of Directors on April 12, 2013.

2.	Method of primary offering

The Stock Acquisition Rights shall be allotted by the method of “allotment without contribution” pursuant to Article 277 of the Companies Act, whereby one Stock Acquisition Right is being allotted per one share of the Company’s common stock held by the respective shareholders (other than the Company’s treasury shares) that are specified or recorded in the Company’s shareholder registry as of the Fixed Date for Allocation as defined in Note 3 below (the “Allotment of Stock Acquisition Rights without Contribution”).

3.	Fixed Date for Allocation

April 23, 2013

4.	Allotment ratio

One Stock Acquisition Right shall be allotted per one share of the Company’s common stock held by each shareholder.

5.	Effective date of the Allotment of Stock Acquisition Rights without Contribution (the day when such Allotment of Stock Acquisition Rights without Contribution becomes effective as provided in Article 278, paragraph (1), item (iii) of the Companies Act; the same shall apply hereinafter.)

April 24, 2013

6.	Number of the stock acquisition rights to be issued (total number of the Stock Acquisition Rights)

The number of the stock acquisition rights to be issued (total number of the Stock Acquisition Rights) shall be the total number of issued shares of the Company less the number of the Company’s treasury shares of common stock as of the Fixed Date for Allocation. The above number is an estimated number calculated based on the total number of issued shares of the Company (excluding the number of the Company’s treasury shares of common stock) as of April 8, 2013.

7.	Name and address of Book-Entry Transfer Institution

Japan Securities Depository Center, Inc. (“JASDEC”)

1-1, Nihonbashi Kayabacho 2-chome, Chuo-ku, Tokyo

8.	Application fee, application unit, application period, application deposit, application handling agent, payment date and payment handling bank

As the Stock Acquisition Rights will be issued by the method of the Allotment of Stock Acquisition Rights without Contribution pursuant to Article 277 of the Companies Act, the Stock Acquisition Rights will be granted on the effective date set forth in Note 5 above without any application procedures or payments. Therefore, the above items relating to application and payment are not applicable.

9.	Exercise of the Stock Acquisition Rights by shareholders residing outside Japan

The primary offering of the Stock Acquisition Rights has not been and will not be registered or filed in jurisdictions other than Japan. Therefore, residents outside Japan are advised to note that the exercise or resale of the Stock Acquisition Rights may be restricted under the applicable securities laws and other laws (except for institutional investors who are not subject to the above restrictions under applicable foreign laws for such shareholders).

The Allotment of the Stock Acquisition Rights is made for securities of a non-US company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The Company expects the exercise of the Stock Acquisition Rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 (“Rule 801”) of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S (“Regulation S”) under the Act. U.S. shareholders may exercise their allotted Stock Acquisition Rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The Stock Acquisition Rights will be listed on the Osaka Securities Exchange Co., Ltd. (“OSE”) and will trade only through the book-entry facilities of JASDEC.

(2)	Contents etc. of the Stock Acquisition Rights

Class of shares underlying the Stock Acquisition Rights	Shares of common stock of the Company Standard shares of the Company without any restrictions on the rights thereof. Number of shares constituting one unit is 100 shares.

Number of shares underlying the Stock Acquisition Rights

1.      168,702 shares

The total number of shares underlying the Stock Acquisition Rights stated above is the estimated number calculated based on the total number of issued shares of the Company (excluding the number of the Company’s treasury shares of common stock) as of April 12, 2013 (the number of underlying shares per one Stock Acquisition Right shall be 0.1 share.). As stated in paragraph 2 of this column, as a fraction less than one share is rounded down upon each exercise of the Stock Acquisition Rights, the total number of shares to be delivered upon the exercise of all Stock Acquisition Rights may be less than the total number of shares underlying the Stock Acquisition Rights stated above.

2.      If a fraction less than one share occurs among the number of shares to be delivered to a holder of the Stock Acquisition Rights (a “Holder”) who has exercised the Stock Acquisition Rights, such fraction shall be rounded down.

Amount to be paid upon exercise of the Stock Acquisition Rights

1.      The price of the property contributed upon exercise of each of the Stock Acquisition Rights is 600 yen per one Stock Acquisition Right.

2.      The price of the property per one share of the Company’s common stock contributed upon exercise the Stock Acquisition Rights is 6,000 yen. (Note 3)

Total issue price of the shares in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights

1,012,212,000 yen

The total issue price of the shares in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights stated above is an estimated amount calculated based on the total number of issued shares of the Company (excluding the number of the Company’s treasury shares of common stock) as of April 12, 2013, assuming that all Stock Acquisition Rights will be exercised at the price stated in the column “Amount to be paid upon exercise of the Stock Acquisition Rights” and the number of shares stated in paragraph 1 of the column “Number of shares underlying the Stock Acquisition Rights” will be issued.

Issue price of the shares and amount to be incorporated into capital in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights

1.      Issue price of one share in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights:

The issue price of one share of the Company’s common stock to be issued upon exercise of the Stock Acquisition Rights shall be 6,000 yen.

2.      Amount of capital and capital reserves that will be increased in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights:

(i)     The amount of capital that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights shall be equivalent to one half of the maximum amount of capital increase calculated in accordance with Article 17, paragraph (1) of the Ordinance on Company Accounting, with any fraction of less than one yen as a result of such calculation rounded up to the nearest one yen.

(ii)    The amount of capital reserves that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights shall be the maximum amount of capital increase minus the amount of capital increased, as referred to in (i) above.

Exercise period of the Stock Acquisition Rights	The exercise period shall be from May 17, 2013 to May 30, 2013, and from June 5, 2013 to June 6, 2013. (Note 4)

Exercise agent, notification agent and payment handling bank for the exercise request for the Stock Acquisition Rights

1.      Exercise agent for exercise request for the Stock Acquisition Rights

Transfer Agency Services Department, IR Japan, Inc.

2.      Notification agent for exercise request for the Stock Acquisition Rights

Not applicable.

3.      Payment handling bank for exercise request for the Stock Acquisition Rights

Sumitomo Mitsui Banking Corporation, Shinjuku Branch

4.      Methods of exercise request and payment for the Stock Acquisition Rights

(1)    A Holder who intends to exercise the Stock Acquisition Rights may give notice of such intent and make payments to the Book-Entry Transfer Institution or an account management institution with which the Holder may open his/her account for transfer of the Stock Acquisition Rights (the “Agent”).

(2)    Those who give notice of their intent to exercise the Stock Acquisition Rights to the Agent may not withdraw the notification thereafter.

Conditions on exercise of the Stock Acquisition Rights

1.      None of the Stock Acquisition Rights shall be partially exercised.

2.      The exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801, which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S. Accordingly, for any Stock Acquisition Rights to be exercised which are held or beneficially owned by those who reside or are located outside Japan, the exercise/cancel request must include the following representation and be submitted to the Agent:

The Stock Acquisition Rights to be exercised have been obtained through the Allotment of Stock Acquisition Rights without Contribution or a transfer made in accordance with Regulation S.

Grounds and conditions on acquisition by the Company of its own Stock Acquisition Rights

On June 4, 2013, the Company shall acquire all (not part) of the Stock Acquisition Rights outstanding on that day in exchange for the Property Delivered (as defined below).

“Property Delivered” means the amount to be paid for one Stock Acquisition Right, which is equivalent to 70% of the amount (if it is a negative value, it shall be zero) obtained by dividing by ten the amount obtained by subtracting 6,000 yen from the volume weighted average price (VWAP) of the regular transactions of the shares of the Company’s common stock in the OSE on June 3, 2013 (the “OSE VWAP Price”) (if there is no OSE VWAP Price on June 3, 2013, the OSE VWAP Price on the immediately preceding date will be applied) (a fraction less than one yen shall be rounded down).

Matters relating to transfer of the Stock Acquisition Rights	Approval of the Board of Directors of the Company is not required to obtain the Stock Acquisition Rights by transfer (Article 236, paragraph (1), item (vi) of the Companies Act is not applicable).

Matters relating to substitute payment	Not applicable.

Matters relating to the delivery of Stock Acquisition Rights pertaining to reorganization acts	Not applicable.

Note:

1.	Application, of the Act on Book-Entry Transfer of Company Bonds, Shares

Each and all of the Stock Acquisition Rights are subject to Article 163 of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (the “Book Entry Act”), and the certificates for the Stock Acquisition Rights may not be issued, except for such cases provided by Article 164, paragraph (2) of the Book Entry Act. Handling of the Stock Acquisition Rights and the shares to be delivered upon exercise of the Stock Acquisition Rights must follow the Business Regulations Concerning Book-Entry Transfer of Stocks, etc. and other rules specified by the Book-Entry Transfer Institution.

2.	Effective date of exercise request for the Stock Acquisition Rights

An exercise request for the Stock Acquisition Rights shall become effective on the day on which the notice of matters necessary for such exercise request has reached the exercise agent specified in paragraph 1 of the column “Exercise agent, notification agent and payment handling bank for the exercise request for the Stock Acquisition Rights” (“Exercise Agent”) above, and the total amount of the value of the property to be contributed when the Stock Acquisition Right is exercised has been credited in the account of the payment handling bank (“Payment Handling Bank”) set forth in paragraph 3 of the same column that is specified by the Company.

3.	The price of the property per one share of the Company’s common stock to be contributed when the Stock Acquisition Right is exercised

As stated in paragraph 1 of the column “Number of shares underlying the Stock Acquisition Rights” above, because the number of underlying shares per one Stock Acquisition Right is 0.1 share, a total of 6,000 yen as the exercise price needs be paid by exercising ten Stock Acquisition Rights to acquire one share of the Company’s common stock by exercising the Stock Acquisition Rights.

4.	Specific procedures and due date of submitting an exercise request for the Stock Acquisition Rights

The period pertaining to the exercise of the rights of the Stock Acquisition Rights will be as follows:

(i)	Period during which Holders (“General Investors”), other than the underwriter stated in “(3) Underwriting of the Certificates for the Stock Acquisition Rights” below may exercise their respective rights (“General Investors Rights Exercise Period”): from Friday, May 17, 2013 to Thursday, May 30, 2013.

(ii)	Exercise period of Stock Acquisition Rights specified in the contents of stock acquisition rights under the Companies Act: from Friday, May 17, 2013 to Thursday, May 30, 2013, and from Wednesday, June 5, 2013 to Thursday, June 6, 2013.

The period set forth in “Exercise period of the Stock Acquisition Rights” above means the period set forth in (ii) above. As set forth in “Grounds and conditions on acquisition by the Company of its own Stock Acquisition Rights” above, on Tuesday, June 4, 2013, the Company will acquire all of the Stock Acquisition Rights outstanding on that day. Therefore, in cases where General Investors exercise their Stock Acquisition Rights, they are required to exercise the Stock Acquisition Rights during the period from Friday, May 17, 2013 to Thursday, May 30, 2013. In addition, an exercise for the Stock Acquisition Rights becomes effective on the day on which the notice of matters necessary for such exercise has reached the Exercise Agent and the total amount to be paid upon exercise of the Stock Acquisition Right has been credited in the account at the Payment Handling Bank, which is to be specified by the Company. Therefore, in order for General Investors to exercise the Stock Acquisition Rights, it is required that the notice of matters necessary to request such exercise be accepted by the Exercise Agent and the payment upon exercise be confirmed by the Exercise Agent.

In a typical processing schedule for exercise of stock acquisition rights through the book-entry transfer system handled by an account management institution (a JASDEC member), it is presumed that on the next business day to the day on which a Holder applies for an exercise of the Stock Acquisition Rights and makes the payment to their account management institution (a JASDEC member), such application will be accepted by the Company (or the Exercise Agent) as the exercise notice (such processing schedule is described as a typical processing schedule for exercise of stock acquisition rights through the book-entry transfer system in the business processing manual pertaining to the book-entry transfer system of shares published by the Book-Entry Transfer Institution.). Based on such schedule, if the application for exercise of the Stock Acquisition Rights and the payment upon exercise of the Stock Acquisition Rights is made on the last day of the General Investors Rights Exercise Period, the notice of matters necessary to request such exercise of the Stock Acquisition Rights may not reach the Company (or the Exercise Agent) within the General Investors Rights Exercise Period, and as a result, the exercise of the Stock Acquisition Rights may not become effective. In order for General Investors to ensure exercise of the Stock Acquisition Rights within the General Investors Rights Exercise Period, procedures regarding the application for the exercise of the Stock Acquisition Rights and payment upon exercise of the Stock Acquisition Rights to their account management institution (a JASDEC member) must be completed within the business hours on Wednesday, May 29, 2013, at the latest. However, the period for acceptance of the exercise requests from General Investors may vary for each account management institution (in addition, if General Investors apply for the exercise through the account management institution that is not a JASDEC member (indirect account management institutions), such account management institution must deliver the application for the exercise to a JASDEC member account management institution, which may take longer than applying for the exercise directly through an account management institution (a JASDEC member).). Therefore, it is necessary for each General Investor to directly check with his/her account management institution by himself/herself.

If a General Investor does not complete the procedures to apply for the exercise as stated above with regard to all or part of his/her Stock Acquisition Rights by Thursday, May 30, 2013, the Company will acquire all of the outstanding Stock Acquisition Rights on Tuesday, June 4, 2013, in exchange for the Property Delivered stated in the column “Grounds and conditions on acquisition by the Company of its own Stock Acquisition Rights.”

5.	Method of delivery of shares

The Company shall, after the relevant exercise request has become effective, deliver shares to the Holder who submitted the exercise request by recording an increase of the number of shares in a column for shares held by such Holder in the account book at the Agent specified by such Holder.

6.	Sale and purchase, etc. of the Stock Acquisition Rights

The Stock Acquisition Rights will be listed on the OSE during the period to be published by the exchange on and after the filing date of this Securities Registration Statement. The initial listing date is scheduled to be the effective date of the Allotment of Stock Acquisition Rights without Contribution (Wednesday, April 24, 2013), but may be changed. The Stock Acquisition Rights can be traded at the OSE during the period when the Stock Acquisition Rights are listed on the exchange. Sales and purchase of the Stock Acquisition Rights can also be conducted out of the OSE in accordance with the applicable laws and regulations. The sale and purchase of the Stock Acquisition Rights should be conducted by means of book-entry transfer between transfer accounts at the Book-Entry Transfer Institution or account management institutions in accordance with the Book Entry Act.

7.	Tax treatment

With respect to the tax treatment and the treatment of the securities accounts related to the Stock Acquisition Rights held by each shareholder or each Holder, such shareholder and Holder should, at their own responsibility, consult with their tax accountant or other experts and the securities companies.

8.	Compliance with foreign laws and regulations

To ensure compliance with foreign laws and regulations, the form of the exercise/cancel request for the Stock Acquisition Rights will include the following deemed representations from each Holder exercising the Stock Acquisition Rights:

(i)	Any Holder exercising any Stock Acquisition Rights who resides or is located in Japan is deemed, by making such exercise, to have represented that such person understands the exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801, which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S. Any Holder exercising any Stock Acquisition Rights who resides or is located in Japan is also deemed, by making such exercise, to have represented and agreed that such person acquired such Stock Acquisition Rights either through the Allotment of Stock Acquisition Rights without Contribution or a transfer made in accordance with Regulation S.

(ii)	Any Holder who exercises any Stock Acquisition Rights or otherwise deals in any Stock Acquisition Rights or any underlying shares of the Company’s common stock issued upon exercise is deemed, by making such exercise, to have represented and warrantied to the Company, to the Agent and to any person acting on the Company’s behalf that (x) such Holder or the relevant beneficial owner was offered, obtained and exercised the Stock Acquisition Rights and was offered and subscribed for the underlying shares lawfully in the jurisdiction in which such Holder or the relevant beneficial owner resides or is currently located, and (y) such Holder is not acquiring underlying shares with a view to the offer, sale, transfer, delivery or distribution, directly or indirectly, of such underlying shares into any jurisdiction where such activity would require registration or violate local laws or regulations.

(3)	Underwriting of the Certificates for the Stock Acquisition Rights

Name of underwriter	Address	Number of Stock Acquisition Rights to be underwritten	Conditions on underwriting
Nomura Securities Co., Ltd.	9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo	The number of the stock acquisition rights pertaining to the certificates for the stock acquisition rights to be acquired by the underwriter shall be the number of all of the Stock Acquisition Rights held by the Company as of June 5, 2013. Assuming that all of the certificates for the stock acquisition rights subject to the underwriting are acquired, the number of the stock acquisition rights pertaining to the certificates for the stock acquisition rights is the total number of issued shares of the Company as of the Fixed Date for Allocation less the number of the Company’s treasury shares of common stock as of such date.	(Note) 1., 2., 3.

Total	—	—	—

Note:

1.	It has been agreed that all of the Stock Acquisition Rights to be transferred to the underwriter by the Company will be exercised by transfer to the underwriter of all of the non-exercised Stock Acquisition Rights to be acquired by the Company from the Holders in accordance with terms of the acquisition clause as described in column “Grounds and conditions on acquisition by the Company of its own Stock Acquisition Rights” of “(2) Contents etc. of the Stock Acquisition Rights” above, pursuant to the commitment agreement related to exercise of the stock acquisition rights No.1 of the Company (the “Commitment Agreement”) executed between the Company and the underwriter as of the filing date of this Securities Registration Statement, and by the underwriter’s exercise of the Stock Acquisition Rights within the exercise period of the Stock Acquisition Rights (collectively, the “Commitment”). However, if any significant infringement by the Company with regard to any obligations set forth in the Commitment Agreement and the like or if any significant situation that might have an adverse impact on the Company’s operating performance has occurred, the transfer of the Stock Acquisition Rights to the Commitment Company or the exercise thereof by the underwriter may not be conducted, or there may be a possible cancellation of the Commitment Agreement.

2.	The amount of consideration for transfer of one Stock Acquisition Right by the Company to the underwriter shall be equal to 90% of the amount (if it is a negative value, it shall be zero) obtained by dividing by ten the amount obtained by subtracting 6,000 yen from the OSE VWAP Price on June 3, 2013 (if there is no OSE VWAP Price on that day, the OSE VWAP Price on the immediately preceding date will be applied) (any fraction of less than one yen shall be rounded down). However, if the amount is zero as a result of such calculation, the underwriter shall accept all Stock Acquisition Rights the Company obtained by one yen total.

3.	The total amount of the fees related to the Commitment is 50 million yen.

4.	Assuming that the underwriter stated above will acquire all of the Stock Acquisition Rights subject to the underwriting, the underwriter’s shareholding ratio pertaining to the Company will exceed 5%. The underwriter’s shareholding ratio pertaining to the Company as of April 5, 2013, is 0.41%.

2.	Use of Proceeds from New Issuance

(1)	Amount of Proceeds from New Issuance

Total amount to be paid (yen)	Estimated total amount of expenses related to issuance (yen)	Estimated total net proceeds (yen)
1,012,212,000	70,000,000	942,212,000

Note

1.	The total amount to be paid above is the total amount to be paid upon the exercise of the Stock Acquisition Rights and is the amount calculated on the assumption that all the Stock Acquisition Rights are exercised. Also, it is an estimated amount calculated based on the total number of issued shares of the Company (excluding the number of the Company’s treasury shares of common stock) as of April 12, 2013.

2.	Breakdown of the expenses related to issuance

•	The fees to be paid to the Commitment Company: 50 million yen

•	Other expenses (such as legal fees and fees to be paid to the respective account management institution): 20 million yen

3.	Consumption taxes and other taxes are not included in the estimated total amount of expenses related to issuance.

(2)	Use of Proceeds

The estimated total net proceeds of 942,212,000 yen are planned to be applied in the full amount by the end of March 2015 to the funds for the extensive development of the renewed comprehensive shareholders’ database system in the stock transfer agency business. The first stage of this extensive development will be completed by March 2014, and the second stage of this extensive development (purchases of server and communication equipment and development of software, etc.) will be completed by March 2015, and will eventually allow us to increase the number of shareholders to be handled up to 40 million shareholders.

For the details of the system investment planned by the Company pertaining to the comprehensive shareholders’ database, see “PART III. Information on Subsequent Completion - 3. Changes in Facility Planning” below.

In April 2012, since the Company became the first new entrant in the stock transfer agency business in almost 40 years, within one year after its entry in the business, the Company obtained stock transfer agency service contracts with seven listed companies through such as the provision of services and the setting of service prices, drawing on the advantages of electronic share certificates. In order to further expand the stock transfer agency business in the future and increase the Company’s share of the market in the medium- and long-term, the Company believes that an extensive development of system is required, which will allow us to handle up to 40 million shareholders. In light of such a situation, the Company has determined to develop the system to further extend the number of shareholders that the Company may handle to accommodate the anticipated increase in the number of its clients.

Although the Company first examined various fund procurement means as a funding source of the aforementioned system development, such as the use of its cash on hand and bank borrowing, the Company is subject to the capital adequacy requirements under the Financial Instruments and Exchange Act, as a Type I Financial Instruments Business Operator and, from this perspective, it will become necessary for the Company to increase its shareholders’ equity (fund procurement) in response to the increase in total assets accompanied by the capital investment. Therefore, the Company has determined to conduct a fund procurement using a commitment-type rights offering (an allotment of listing-type stock acquisition rights without contribution) to increase its shareholders’ equity.

More specifically, the Company examined various fund procurement means such as a capital increase via a public offering and bank borrowing to ensure the coexistence of i) the protection of the interests of existing shareholders, ii) the certainty of the fund procurement and iii) its contribution to the development of the capital markets. As a result, the Company chose a commitment-type rights offering that would be thought of as the option that best satisfies each of the aforementioned points for the following reasons.

1)	Protection of the interests of existing shareholders

In determining its fund procurement, the Company sought a beneficial fund procurement method acceptable for existing shareholders as a consulting firm that comprehensively supports listed companies with its investor relations (IR) and shareholder relations (SR) services, and consequently, the Company selected the rights offering as a method for providing the existing shareholders with an opportunity to engage in the process of increasing the Company’s capital.

In the rights offering, as Stock Acquisition Rights are allotted in proportion to the number of shares of the Company’s common stock that the respective existing shareholders hold, the existing shareholders who want to maintain their equity ratio after the capital increase may acquire the Company’s common stock by exercising the Stock Acquisition Rights allotted and paying the necessary cost for the exercise. Meanwhile, as the Stock Acquisition Rights will be listed on the OSE, the existing shareholders who do not wish to exercise the Stock Acquisition Rights may sell those Stock Acquisition Rights through market transactions to compensate for, either wholly or in part, any economic loss that they might incur by the dilution of economic value per share.

2)	Certainty of the fund procurement

The commitment-type rights offering is characterized by the fact that it can secure the fund procurement in the planned amount at the time of the resolution, in principle, regardless of changes in stock prices of the shares of the issuing company’s common stock after the allotment is resolved, because the issuing company has entered into an underwriting agreement (a commitment agreement) with a securities company. In this regard, relating to Allotment of Stock Acquisition Rights without Contribution, as stated in “1. Certificate for Stock Acquisition Rights to be Issued (3) Underwriting of the Certificates for the Stock Acquisition Rights” above, it is agreed that Stock Acquisition Rights not exercised by General Investors shall be acquired by the Company pursuant to the acquisition clause and then, in principle, transferred to the underwriter wholly in accordance with the Commitment Agreement and the underwriter shall exercise all the remaining Stock Acquisition Rights acquired from the Company.

There is another fund procurement method by the rights offering called a non-commitment-type rights offering. In non-commitment-type rights offering, however, stock acquisition rights that have not been exercised during the exercise period will be forfeited (extinguished). As a result, the issuing company will not be able to ensure the fund procurement in the initially planned amount. The Company, therefore, has selected the commitment-type rights offering, according to which fund procurement in the initially planned amount can be more ensured.

3)	Contribution to the development of the capital markets

The Company’s corporate philosophy is “to contribute to the development of fair capital markets in Japan.” To this end, the Company aims to continue its growth along with the global development of the capital markets in Japan. As a new innovation in its business activity in the previous fiscal year, the Company entered the stock transfer agency business, which is aimed at allowing listed companies to gain more advantages of electronic share certificates.

Concerning the commitment-type rights offering, the prolonged period of financing is mentioned as a negative factor that prevents its widespread use. Consequently, related organizations such as the Financial Services Agency, financial instruments exchanges and JASDEC, have addressed improving the relevant systems to reduce the time frame. In order to contribute the future popularization of the commitment-type rights offering, in the Allotment of Stock Acquisition Rights without Contribution, the Company aims to execute the practical affairs required for the stock transfer agency (i.e., determining the applicable shareholders who are entitled to an allotment of stock acquisition rights and dispatching the allotment notices thereto) as soon as practicable by using the Company’s comprehensive shareholders’ database system.

ITEM 2.	Terms and Conditions of Secondary Offering

Not applicable.

Special Remarks Regarding Primary Offering or Secondary Offering

1.	Lock-up

In relation to the underwriting of the Stock Acquisition Rights by the underwriter, Mr. Shirou Terashita, a shareholder of the Company agrees with the underwriter not to take certain actions such as sales of the Company’s shares, in principle, without the prior written consent of the underwriter during the period starting on April 12, 2013 (including the same day) to October 8, 2013 (including the same day) (the “Lock-up Period”).

In addition, in connection with the underwriting of the Stock Acquisition Rights by the underwriter, the Company agrees with the underwriter not to take certain actions such as issuance of its shares, any securities convertible into or exchangeable for its shares or any securities representing any rights to acquire or receive its shares (except for issuance of shares of the Company’s common stock upon exercise of the Stock Acquisition Rights and certain other actions) without the prior written consent of the underwriter during the Lock-up Period.

2.	Exercise of the Stock Acquisition Rights by the Representative Director and President of the Company, and sales of shares of the Company’s common stock related thereto

Mr. Shirou Terashita, the Representative Director and President as well as a major shareholder of the Company (holding 62.47% of the total number of issued shares of the Company as of April 12, 2013), agrees with the underwriter that he will exercise all of the Stock Acquisition Rights to be allotted to him during the General Investors Rights Exercise Period.

Regarding payments due to such exercise, the Company has received a report from Mr. Shirou Terashita that he is scheduled to obtain loans etc. from financial institutions for the purpose of procurement of payments for exercise of the Stock Acquisition Rights.

In addition, he agrees with the underwriter that he will not take actions such as sales of the Company’s shares during the Lock-up Period, in principle, as described in “1. Lock-up” above in order to avoid significant impact on the exercise of the Stock Acquisition Rights by General Investors. Also, the Company has received representations from him that it is possible that part of the Company’s common shares he holds may be sold due to the repayment of the loans relating to the above payments for exercise, however, (i) he has no intention to sell within this year (2013), and (ii) he intends, as at the filing date of this Securities Registration Statement that when selling on or after January 2014, considering market conditions, to take action in off-floor trading and off-market trading and such to diminish the impact on the market share price of the Company’s common stock.

3.	Due date of exercise request for the Stock Acquisition Rights

As described in “ITEM 1. Terms and Conditions of Primary Offering—1. Certificate for Stock Acquisition Rights to be Issued—(2) Contents etc. of the Stock Acquisition Rights – Note 4. (ii)” above, the exercise period of the Stock Acquisition Rights under the Companies Act will be from Friday, May 17, 2013 to Thursday, May 30, 2013, and from Wednesday, June 5, 2013 to Thursday, June 6, 2013. However, on Tuesday, June 4, 2013, the Company will acquire all of the Stock Acquisition Rights outstanding on that same day. Therefore, in cases where General Investors exercise their Stock Acquisition Rights, as described in Note 4. (ii) same as above, they are required to complete their exercise process during the period from Friday, May 17, 2013 to Thursday, May 30, 2013. In addition, exercise of the Stock Acquisition Rights becomes effective on the day the notice of matters necessary for exercise has reached the Exercise Agent and the total amount to be paid upon exercise of the Stock Acquisition Right has been credited in the account at the Payment Handling Bank, which is to be specified by the Company. Therefore, in order for General Investors to exercise the Stock Acquisition Rights, it is required that the notice of matters necessary to request such exercise be accepted by the Exercise Agent and the payment upon exercise be confirmed by the Exercise Agent. Based on a typical processing schedule published by the Book-Entry Transfer Institution, if the application for exercise of the Stock Acquisition Rights or the payment upon exercise of the Stock Acquisition Rights is made on the last day of the General Investors Rights Exercise Period, the notice of matters necessary to request such exercise of the Stock Acquisition Rights may not reach the Company (or the Exercise Agent) within the General Investors Rights Exercise Period, and as a result, the exercise of the Stock Acquisition Rights may not become effective. In order for General Investors to ensure exercise of the Stock Acquisition Rights within the General Investors Rights Exercise Period, the procedures regarding the application for the exercise of the Stock Acquisition Rights and payment upon exercise of the Stock Acquisition Rights to their account management institution (a JASDEC member) must be completed within the business hours on Wednesday, May 29, 2013, at the latest. However, the period for acceptance of the exercise requests from General Investors may vary for each account management institution. Therefore, it is necessary for each General Investor to directly check with his/her account management institution by himself/herself.

4.	Delivery of shares less than one unit

Regarding the Allotment of Stock Acquisition Rights without Contribution, while the number of the Company’s shares constituting one unit is 100, the number of shares underlying one Stock Acquisition Right is 0.1 shares. Thus, if less than 1,000 Stock Acquisition Rights are exercised, the number of shares less than one unit will be delivered. Under the Articles of Incorporation of the Company, a holder of shares of less than one unit may not exercise his/her rights other than the following:

(i)	Rights listed in the each item of paragraph (2) of Article 189 of the Companies Act;

(ii)	Right set forth in Article 166, paragraph (1) of the Companies Act; and

(iii)	Rights to participate in the allotment of shares or stock acquisition rights in accordance with the number of shares held by such holder.

ITEM 3.	Special Remarks for Third-Party Allotment

Not applicable.

ITEM 4.	Other Matters to be Stated

Not applicable.

PART II.    Information concerning Tender Offer

Not applicable.

PART III.    Information on Subsequent Completion

1.	Filing of the Extraordinary Reports

The following extraordinary reports were filed during the period from the filing date (June 27, 2012) of the annual securities report for the fifth fiscal year, which constitutes the incorporated information, to the filing date of this Securities Registration Statement (April 12, 2013).

(Extraordinary Report filed on June 27, 2012)

1.	Reason for filing

Since the resolutions were made at the 5th Annual General Meeting of Shareholders of the Company held on June 26, 2012, this Extraordinary Report is filed pursuant to Article 24-5, paragraph (4) of the Financial Instruments and Exchange Act and Article 19, paragraph (2), item (ix-ii) of the Cabinet Office Ordinance on Disclosure of Corporate Affairs, etc.

2.	Content of the Extraordinary Report

(1)	Date of the General Meeting of Shareholders

June 26, 2012

(2)	Details of the matters to be resolved

Proposal 1:	Disposition of surplus

Matters related to the year-end dividend distribution:

1) Type of property to be distributed

Cash

2) Allocation of property to be distributed and the total amount thereof:

45 yen per share of the Company’s common stock
75,916,305 yen in total

3) Effective date of the dividend distribution

June 27, 2012

Proposal 2:	Amendment to the Articles of Incorporation

The original Article 10 (Shareholders’ Register Administrator) of the Articles of Incorporation was deleted.

Proposal 3:	Appointment of five Directors

Five Directors (Mr. Shirou Terashita, Mr. Tetsuaki Kanemoto, Mr. Yukihiko Aoyama, Mr. Hiroshi Inaba and Mr. Taro Yamada) were appointed.

Proposal 4:	Appointment of a Corporate Auditor

Mr. Nobuyoshi Yamori was appointed as a Corporate Auditor.

Proposal 5:	Change in the amount of compensation for Directors

It was resolved that the amount of compensation for a director be changed to 300 million yen (in the case of an outside director, 30 million yen) or less per annum.

(3)	Number of voting rights voted for or against the matters to be resolved or abstained; requirements for adoption; and voting results

Matters to be resolved	Approved	Disapproved	Abstained	Requirement(s) for adoption	Voting results and approval ratio (%)
Proposal 1: Disposition of surplus	13,810	12	0	(Note 1)	Approved 99.91
Proposal 2: Amendment to the Articles of Incorporation	13,810	12	0	(Note 2)	Approved 99.91
Proposal 3: Appointment of five Directors:				(Note 3)
Mr. Shirou Terashita	13,794	28	0		Approved 99.80
Mr. Tetsuaki Kanemoto	13,795	27	0		Approved 99.80
Mr. Yukihiko Aoyama	13,795	27	0		Approved 99.80
Mr. Hiroshi Inaba	13,787	35	0		Approved 99.75
Mr. Taro Yamada	13,781	41	0		Approved 99.70
Proposal 4: Appointment of a Corporate Auditor: Mr. Nobuyoshi Yamori	13,798	24	0	(Note 3)	Approved 99.83
Proposal 5: Change in the amount of compensation for Directors	13,669	153	0	(Note 1)	Approved 98.89

Notes:

1.	The requirement for adoption is a majority of the voting rights of the attending shareholders entitled to exercise their voting rights.

2.	The requirement for adoption is two-thirds (2/3) or more of the voting rights of the attending shareholders, the number of whose voting rights must be one-third (1/3) or more of the voting rights entitled to vote.

3.	The requirement for adoption is a majority of the voting rights of the attending shareholders, the number of whose voting rights must be one-third (1/3) or more of the voting rights entitled to vote.

4.	In order to reflect the voting actually made by the attending shareholders, the number of voting rights in the above table includes the number of voting rights set forth in the “Voting Confirmation Forms,” which were collected from the attending shareholders after the close of the Annual General Meeting of Shareholders.

(4)	Reason for not including the number of voting rights of the attending shareholders

Not applicable.

(Extraordinary Report filed on April 1, 2013)

1.	Reason for filing

Since the Representative Director of the Company has been changed, this Extraordinary Report is filed pursuant to Article 24-5, paragraph (4) of the Financial Instruments and Exchange Act and Article 19, paragraph (2), item (ix) of the Cabinet Office Ordinance on Disclosure of Corporate Affairs, etc.

2.	Content of the Extraordinary Report

Resignation of the Representative Director

Name (Date of birth)	New position	Current position	Date of change	Number of owned shares
Tetsuaki Kanemoto (August 25, 1967)	-	Representative Director, Executive Vice President and COO	April 1, 2013	50,000

Note:      Mr. Tetsuaki Kanemoto has also resigned as a Director as of April 1, 2013.

2.	Risk Factors

With regard to the “Risk Factors” included in the annual securities report for the fifth fiscal year and the third quarterly securities report for the sixth fiscal year (collectively, the “Reports”), which constitute information incorporated, there has been an addition to the risk factors as described below (the underline changes) from the filing date of the Reports to the filing date of this Securities Registration Statement (April 12, 2013).

Although the Reports include certain forward-looking statements, there have not been any changes in such statements as of the filing date of this Securities Registration Statement, except as described below, and there are no additional forward-looking statements to be included in the Reports.

[Risk Factors]

(omitted)

(8) Advance into a new business

The Company has started its stock transfer agency business, which the Company believes will have synergy with its IR/SR consulting business, and is currently conducting such business, obtaining its customers. The Company intends to continuously increase the number of customers in such business area, strengthen its business activities to obtain customers with a large number of shareholders, and promote its active capital investment into system expansion. However, if the Company fails to obtain new customers as expected due to an increase in the amount of depreciation and delay in system development and other factors, its business results and the financial condition of the Company may be affected.

In addition, as a result of the commencement of its stock transfer agency business, the Company is required, as a Financial Instruments Business Operator, to maintain its capital adequacy ratio at 140% or more under the Financial Instruments and Exchange Act. Although the Company currently has sufficient capital, if its capital adequacy ratio becomes lower than the required ratio, it may be subject to administrative actions (including a business suspension order) by the FSA, and its business results and the financial condition of the Company may be otherwise affected.

3.	Changes in Facility Planning

“PART I. Corporate Information - ITEM 3. Facility Status - 3. Plan for New Establishment and Removal of Facilities - (1) Establishment of Material Facilities, etc.” included in the fifth Annual Securities Report, which is an information incorporated, has been changed, and its current status as of the filing date of this Securities Registration Statement (April 12, 2013) is as follows:

Office Name (Location)	Contents of Facility	Amount of Planned Investment (thousand yen)		Method of Fund Raising	Commencement Date	Completion Date	Ability Increase after Completion
		Total	Paid
Head Office (Minato-ku, Tokyo)	Purchases of server and communication equipment and development of software, etc.	942,212	-	Capital Increase	June, 2013	March, 2015	(Note 1)

(Note)	1	The information processing ability of the comprehensive shareholders’ database system will increase from four million shareholders to forty million shareholders.

	2	Consumption and other taxes are not included.

	3	Since all of the Company’s business belongs to only one segment of the “consulting business focused on IR/SR activities,” no segment information is included herein.

PART IV. Information	Incorporated

Copies of the following documents are incorporated into this Securities Registration Statement.

Annual Securities Report	Fifth fiscal year	From April 1, 2011 to March 31, 2012	Filed with the Director-General of the Kanto Local Finance Bureau on June 27, 2012

Quarterly Securities Report	Third quarter of the sixth fiscal year	From October 1, 2012 to December 31, 2012	Filed with the Director-General of the Kanto Local Finance Bureau on February 14, 2013

The data of the foregoing documents submitted through the Electronic Data Processing System for Disclosure (EDINET) in accordance with Article 27-30-2 of the Financial Instruments and Exchange Act are attached to this Securities Registration Statement pursuant to Paragraph A4-1 of “Matters to be Noted regarding the Special Provisions, etc. for Procedures by Use of Electronic Data Processing System for Disclosure” (Guidelines for Electronic Disclosure Procedures, etc.).

The brief note on the settlement of accounts for the fiscal period ending March 2013 will be announced on or around May 15, 2013. In addition, the following documents will be filed with the Director-General of the Kanto Local Finance Bureau on or around June 26, 2013.

Annual Securities Report	Sixth fiscal year	From April 1, 2012 to March 31, 2013	To be filed with the Director-General of the Kanto Local Finance Bureau on or around June 26, 2013

PART V. Information	on Guarantor of the Company

Not applicable.

PART VI. Special	Information

Not applicable.